Montana General Rate Review Summary August 8, 2022

Montana Rate Review

✓ Requested base rate increase supports over a billion dollars invested in Montana critical infrastructure, while keeping operating costs below the rate of inflation, since our last rate reviews. (Test years: 2015 natural gas and 2017 electric)

✓ Approximately 42%[1] of the requested total electric and natural gas revenue increase is driven by flow-through costs including market power purchases and property taxes.

✓ With the requested rate relief, including the substantial flow-through costs, our total customer bill increases are in line with inflation.

Montana Rate Review		
	Electric	Natural Gas
Current ROE	9.65%	9.55%
Current Equity Ratio	49.38%	46.79%
Proposed ROE	10.60%	10.60%
Proposed Equity Ratio	48.02%	48.02%
Forecasted 2022 Rate Base	$ 2,790 million	$ 575 million
Net Rate Base Increase	$ 453 million	$ 143 million

Requested Revenue Increase			
		Electric	Natural Gas
	Base Rates - owned electric generation, natural gas production / storage, transmission and distribution	$91.8 million	$20.2 million
Flow-through	PCCAM - Power Cost & Credit Adjustment Mechanism	$68.1 million [2]	n/a
Flow-through	Property Tax (tracker true-up)	$11.1 million	$2.8 million
	Total	$171.0 million	$23.0 million

1) $82 million of PCCAM & property tax recovery as a percent of $194 million total electric and natural gas request.
2) Requesting structural revisions to the PCCAM mechanism to send price signals to customers and protect them from the large rate increases due to delayed recovery.

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Montana Electric Rate Review Summary 3 • If approved, the total requested rate adjustment would cost an average residential electric customer about $23 per month. • Approximately 43%1 of the increase is due to: • costs included in the PCCAM for market power purchases; and • higher property taxes. 1) $9.79 higher PCCAM and property tax recovery as a percent of $22.76 total residential natural gas bill increase.

Montana Electric Revenue Request 4  Infrastructure investment drives 68%* of requested base rate increase • Approximately $453 million increase to rate base (from $2.337 billion to $2.790 billion) $91.8 Million Revenue Request * $34.5 million Cost of Capital plus $41.3 million Infrastructure Investment as a percent of $111.6 million Total Change in Cost of Service.

Residential Natural Gas Rate Review 5 • If approved, the total requested rate adjustment would cost an average residential natural gas customer about $7 per month. • Approximately 22%1 of the increase is due to higher property taxes. • Natural Gas supply purchases are adjusted outside of the general rate review. 1) $1.66 higher property tax recovery as a percent of $7.57 total residential natural gas bill increase.

Montana Natural Gas Revenue Request 6  Infrastructure investment drives 61%* of requested base rate increase • $143 million increase to rate base (from $432 million to $575 million) $20.2 Million Revenue Request * $11.1 million Cost of Capital plus $7.5 million Infrastructure Investment as a percent of $30.3 million Total Change in Cost of Service.

Regulatory Framework 7 Power Cost & Credit Adjustment Mechanism (PCCAM) • Requesting an annual ‘formulaic’ base cost update • More timely recovery of deferred balances by moving to monthly adjustments (currently annual) • Adjustments to modeling and calculation of 90/10 sharing mechanism Fixed Cost Recovery Mechanism (FCRM) • Proposal to implement a revised electric only pilot beginning July 1 2023, or terminate • Expand mechanism to cover all customer classes (currently residential and smallest commercial) Additional Proposals • Reliability Rider to support development of critical reliability resources • Proposal provides for recovery of Yellowstone Generating Station • Enhanced Wildfire Mitigation Plan • Business Technology Maintenance Cost Escalation Rider

Delivering Customer Value 8 NorthWestern’s utility infrastructure investment (gross plant) - providing increased capacity, reliability and safety for our Montana customers - has more than doubled over the last decade (increasing over $2.9 billion) yet increases to customer bills have remained well below inflation.

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